Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

CNO Financial Group Reports First Quarter 2016 Results
Continued growth in the enterprise and strength in key capital measures

Carmel, Ind., April 27, 2016 - CNO Financial Group, Inc. (NYSE: CNO) today announced first quarter of 2016 operating earnings (1) of $49.6 million, or 27 cents per diluted share, compared to $60.1 million, or 30 cents per diluted share, in the first quarter of 2015.
"We are encouraged by the growth in our business," said Ed Bonach, CEO of CNO. "Our earnings were largely in line with seasonal expectations, with cash flow, capital, liquidity and returns to shareholders remaining strong. Our strategic investment in Tennenbaum Capital Partners is expected to increase non-life investment returns and allow us to more fully utilize our valuable tax assets."
First Quarter 2016 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $107.8 million, up 2% from 1Q15

•	Policies in-force of 3.5 million (including third party policies in-force), up 1 percent from 1Q15

•	Collected premiums: $896.3 million, up 11% from 1Q15

•	Net income per diluted share: 25 cents in 1Q16 compared to 26 cents in 1Q15

•	Net operating income (1) per diluted share: 27 cents in 1Q16 compared to 30 cents in 1Q15

•	Investment income from general account assets decreased by $9.1 million primarily due to a reduction in income from alternative investments

•	Unrestricted cash and investments held by our holding company were $375 million at March 31, 2016

•
Consolidated risk-based capital ratio was estimated at 441% at March 31, 2016, reflecting estimated statutory operating earnings of $80 million and insurance company dividends to the holding company of $88.7 million during the first three months of 2016

•	Common stock repurchases of $90.0 million and dividends of $12.7 million in 1Q16

CNO Financial (2)
April 27, 2016

Quarterly Segment Operating Results

	Three months ended
	March 31,
	2016	2015
	(Dollars in millions, except per share data)
EBIT (3):
Bankers Life	$77.6	$82.2
Washington National	26.3	28.5
Colonial Penn	(6.8)	(5.9)
EBIT from business segments	97.1	104.8
Corporate Operations, excluding corporate interest expense	(8.1)	(1.3)
EBIT	89.0	103.5
Corporate interest expense	(11.4)	(10.5)
Operating earnings before taxes	77.6	93.0
Tax expense on operating income	28.0	32.9
Net operating income (1)	49.6	60.1
Net realized investment losses (net of related amortization and taxes)	(.6)	(1.4)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(19.2)	(8.3)
Fair value changes related to agent deferred compensation plan (net of taxes)	(3.9)	—
Valuation allowance for deferred tax assets	20.0	—
Other	(.4)	2.4
Net income	$45.5	$52.8

Per diluted share:
Net operating income	$.27	$.30
Net realized investment losses (net of related amortization and taxes)	—	(.01)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.11)	(.04)
Fair value changes related to agent deferred compensation plan (net of taxes)	(.02)	—
Valuation allowance for deferred tax assets	.11	—
Other	—	.01
Net income	$.25	$.26

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CNO Financial (3)
April 27, 2016

The following table summarizes the financial impact of significant items on our 1Q16 net operating income (dollars in millions, except per share amounts):

	Three months ended
	March 31, 2016*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$77.6	$(7.7)	$69.9
Washington National	26.3	—	26.3
Colonial Penn	(6.8)	—	(6.8)
EBIT from business segments	97.1	(7.7)	89.4
Corporate Operations, excluding corporate interest expense	(8.1)	3.0	(5.1)
EBIT (3)	89.0	(4.7)	84.3
Corporate interest expense	(11.4)	—	(11.4)
Operating earnings before taxes	77.6	(4.7)	72.9
Tax expense on operating income	28.0	(1.7)	26.3
Net operating income	$49.6	$(3.0)	$46.6

Net operating income per diluted share	$.27	$(.01)	$.26

The significant items in 1Q16 included: (i) the $7.7 million release of long-term care reserves (net of the reduction in insurance intangibles) due to the impact of policyholder actions following rate increases; and (ii) $3 million of accelerated stock compensation expense related to retirement eligible employees.

* See page 9 for the table of Net Operating Income Excluding Significant Items for the three months ended March 31, 2015.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 1Q16 was $60.3 million, down $1.3 million from 1Q15. Sales results for the quarter primarily reflect lower sales of life and Medicare supplement products, partially offset by higher sales of annuities and long-term care products. It should be noted that 80 percent of the long-term care NAP in 1Q16 related to policies with maximum benefit periods of one year. Our recruiting results were relatively flat in 1Q16 compared to 1Q15. Average producing agents were down 6 percent from 1Q15, however, agent productivity (defined as NAP divided by the average producing agents) was up 4 percent.
Collected premiums were up 13 percent in 1Q16 compared to 1Q15, reflecting an increase in premiums from annuity products and strong persistency in the Medicare supplement and life blocks. Annuity account values, on which spread income is earned, increased 2 percent to $7.6 billion in 1Q16 compared to 1Q15, driven by sales and strong persistency. Total policies in-force increased 1 percent in 1Q16, including a 10 percent increase in third party policies in-force.
Pre-tax operating earnings in 1Q16 compared to 1Q15 were down $4.6 million, or 6 percent. Pre-tax operating earnings in 1Q16 reflected $7 million of lower investment income from alternative investments compared to 1Q15.
The long-term care interest-adjusted benefit ratio was 75.3 percent in 1Q16, lower than the 1Q15 ratio of 83.0 percent. The 1Q16 ratio was favorably impacted by $8 million of one-time reserve releases related to policyholder decisions to surrender or reduce coverage following rate increases. The 1Q16 long-term care interest-adjusted benefit ratio excluding the favorable reserve releases related to rate increases was 82.4 percent. We continue to expect the long-term care interest-adjusted benefit ratio to be in the range of 81 percent to 86 percent during 2016,

CNO Financial (4)
April 27, 2016

excluding the reserve-related impacts of rate increase actions. We also expect that the impacts of rate increases will continue to favorably impact the interest-adjusted benefit ratio in 2016.
Pre-tax operating earnings in 1Q16 reflected a Medicare supplement benefit ratio of 71.1 percent, higher than the 1Q15 ratio of 67.4 percent. The benefit ratio for the first quarter of 2015 reflected favorable experience in a small block of other health policies that are aggregated with these policies due to their relative immateriality. We continue to expect the Medicare supplement benefit ratio to be in the range of 70 percent to 73 percent during 2016.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 1Q16 was $23.4 million, up 4 percent from 1Q15, reflecting strong sales of our supplemental health products. The average number of producing agents was up 9 percent compared to 1Q15, driven by strong recruiting and steady retention.
Collected premiums from the segment's supplemental health block were up 6 percent in 1Q16 compared to 1Q15.
Pre-tax operating earnings in 1Q16 compared to 1Q15 were down $2.2 million, or 8 percent. Pre-tax operating earnings in 1Q16 reflected $3 million of lower investment income from alternative investments compared to 1Q15.
The supplemental health interest-adjusted benefit ratio was 57.7 percent and 57.6 percent in 1Q16 and 1Q15, respectively. We continue to expect the supplemental health interest-adjusted benefit ratio to be in the range of 56 percent to 59 percent during 2016.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 1Q16 was $24.1 million, up 14 percent from 1Q15, benefiting from lead diversification and sales productivity initiatives.
Collected premiums were up 8 percent in 1Q16 compared to 1Q15, driven by increased sales and steady persistency.
The pre-tax operating loss in 1Q16 was $6.8 million compared to a loss of $5.9 million in 1Q15, primarily reflecting higher seasonal marketing costs and investments in new business. In-force EBIT was $12.7 million, up 20 percent from 1Q15, primarily reflecting growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We continue to expect this segment to report earnings in 2016 in the range of breakeven to $6 million. The range of earnings we expect to report in 2016 reflects uncertainty related to how the U.S. presidential election will impact the cost of television advertising.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 1Q16 were $8.1 million compared to $1.3 million of losses in 1Q15 primarily reflecting less favorable investment returns and higher expenses in 1Q16 compared to 1Q15, including $3 million of accelerated stock compensation expense related to retirement eligible employees.

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CNO Financial (5)
April 27, 2016

Non-Operating Items
Net realized investment losses in 1Q16 were $.6 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $10.0 million recorded in earnings. Net realized investment losses in 1Q15 were $1.4 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $1.3 million recorded in earnings.
During 1Q16 and 1Q15, we recognized decreases in earnings of $19.2 million and $8.3 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amount includes the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
During 1Q16, we recognized a decrease in earnings of $3.9 million, net of taxes, for the mark-to-market change in the agent deferred compensation plan liability which was impacted by changes in interest rates used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
In 1Q16, we reduced the valuation allowance for deferred tax assets by $20 million primarily related to higher expected non-life income from: (i) our recently announced investment in Tennenbaum Capital Partners ("TCP"); and (ii) $250 million of additional investments in various TCP managed funds and strategies we agreed to make over time.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 441% at March 31, 2016, reflecting estimated 1Q16 consolidated statutory operating earnings of $80 million and the payment of insurance company dividends to the holding company of $88.7 million during the first three months of 2016.
During the first quarter of 2016, we repurchased $90.0 million of common stock under our securities repurchase program. We repurchased 5.3 million common shares at an average cost of $16.88 per share. CNO anticipates repurchasing common stock in the range of $275 million to $375 million in 2016, absent compelling alternatives. As of March 31, 2016, we had 179.1 million shares outstanding and had authority to repurchase up to an additional $365.7 million of our common stock. During 1Q16, dividends paid on common stock totaled $12.7 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (4), increased to $20.38 at March 31, 2016, compared to $20.05 at December 31, 2015.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (5) at March 31, 2016, was 19.8 percent, an increase of 20 basis points from December 31, 2015. Unrestricted cash and investments held by our holding company were $375 million at March 31, 2016, compared to $382 million at December 31, 2015, reflecting dividends from subsidiaries, common stock repurchases and dividend payments.
Conference Call
The Company will host a conference call to discuss results on April 28, 2016 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (6)
April 27, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: March 31, 2016 - $18,765.4; December 31, 2015 - $18,947.0)	$20,105.1	$19,882.9
Equity securities at fair value (cost: March 31, 2016 - $586.0; December 31, 2015 - $447.4)	610.7	463.0
Mortgage loans	1,700.8	1,721.0
Policy loans	110.1	109.4
Trading securities	285.2	262.1
Investments held by variable interest entities	1,691.0	1,633.6
Other invested assets	433.4	415.1
Total investments	24,936.3	24,487.1
Cash and cash equivalents - unrestricted	635.7	432.3
Cash and cash equivalents held by variable interest entities	190.1	364.4
Accrued investment income	247.7	237.0
Present value of future profits	432.2	449.0
Deferred acquisition costs	954.8	1,083.3
Reinsurance receivables	2,839.4	2,859.3
Income tax assets, net	828.8	898.8
Assets held in separate accounts	4.6	4.7
Other assets	388.4	309.2
Total assets	$31,458.0	$31,125.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,772.4	$10,762.3
Future policy benefits	10,768.7	10,602.1
Liability for policy and contract claims	488.7	487.8
Unearned and advanced premiums	292.0	286.3
Liabilities related to separate accounts	4.6	4.7
Other liabilities	788.9	707.8
Investment borrowings	1,548.0	1,548.1
Borrowings related to variable interest entities	1,656.6	1,676.4
Notes payable – direct corporate obligations	911.5	911.1
Total liabilities	27,231.4	26,986.6
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: March 31, 2016 – 179,098,447; December 31, 2015 – 184,028,511)	1.8	1.8
Additional paid-in capital	3,304.3	3,386.8
Accumulated other comprehensive income	540.5	402.8
Retained earnings	380.0	347.1
Total shareholders' equity	4,226.6	4,138.5
Total liabilities and shareholders' equity	$31,458.0	$31,125.1

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CNO Financial (7)
April 27, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended
	March 31,
	2016	2015
Revenues:
Insurance policy income	$644.4	$636.5
Net investment income:
General account assets	291.0	300.1
Policyholder and other special-purpose portfolios	11.7	16.6
Realized investment gains (losses):
Net realized investment gains (losses), excluding impairment losses	9.1	(1.1)
Impairment losses recognized (a)	(10.0)	(1.3)
Gain on dissolution of a variable interest entity	—	11.3
Total realized gains (losses)	(.9)	8.9
Fee revenue and other income	14.2	16.2
Total revenues	960.4	978.3
Benefits and expenses:
Insurance policy benefits	619.0	606.0
Transition expenses	—	4.5
Interest expense	27.7	21.5
Amortization	62.1	66.1
Other operating costs and expenses	211.1	197.9
Total benefits and expenses	919.9	896.0
Income before income taxes	40.5	82.3
Income tax expense:
Tax expense on period income	15.0	29.5
Valuation allowance for deferred tax assets	(20.0)	—
Net income	$45.5	$52.8
Earnings per common share:
Basic:
Weighted average shares outstanding	180,350,000	200,491,000
Net income	$.25	$.26
Diluted:
Weighted average shares outstanding	182,128,000	202,275,000
Net income	$.25	$.26

______________

(a)	No portion of the other-than-temporary impairments recognized in the periods was included in accumulated other comprehensive income.

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CNO Financial (8)
April 27, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (6)
(Dollars in millions)

	Three months ended
	March 31,
	2016	2015
EBIT (3) from In-force and New Business
Bankers Life:
In-Force Business	$118.4	$122.3
New Business	(40.8)	(40.1)
Total	$77.6	$82.2

Washington National (7):
In-Force Business	$31.3	$34.9
New Business	(5.0)	(6.4)
Total	$26.3	$28.5

Colonial Penn:
In-Force Business	$12.7	$10.6
New Business	(19.5)	(16.5)
Total	$(6.8)	$(5.9)

Total Business segments:
In-Force Business	$162.4	$167.8
New Business	(65.3)	(63.0)
Total EBIT from business segments	$97.1	$104.8

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CNO Financial (9)
April 27, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING A SIGNIFICANT ITEM*
(Dollars in millions, except per share data)

	Three months ended
	March 31, 2015*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$82.2	$—	$82.2
Washington National	28.5	—	28.5
Colonial Penn	(5.9)	—	(5.9)
EBIT from business segments	104.8	—	104.8
Corporate Operations, excluding corporate interest expense	(1.3)	—	(1.3)
EBIT (3)	103.5	—	103.5
Corporate interest expense	(10.5)	—	(10.5)
Operating earnings before taxes	93.0	—	93.0
Tax expense on operating income	32.9	—	32.9
Net operating income	$60.1	$—	$60.1

Net operating income per diluted share	$.30	$—	$.30

* We had previously included one significant item in our 1Q15 net operating income analysis which represented the $1.9 million after tax impact of unfavorable supplemental health reserve developments in the Washington National segment related to claims incurred in prior periods. After a comprehensive review of claims conducted in 2Q15, it was ultimately determined that the claims liability at March 31, 2015 for supplemental health claims incurred in 1Q15 was deficient by a similar amount. Accordingly, we are no longer reporting this as a significant item.

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CNO Financial (10)
April 27, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	March 31,
	2016	2015
Bankers Life:
Medicare supplement	$186.9	$180.3
Long-term care	119.6	118.1
Other health	1.6	1.8
Supplemental health	5.0	4.4
Life	114.0	107.9
Annuity	233.6	171.7
Total	660.7	584.2
Washington National:
Supplemental health and other health	141.6	133.2
Medicare supplement	16.4	18.2
Life	7.2	6.9
Annuity	.3	.4
Total	165.5	158.7
Colonial Penn:
Life	69.5	64.4
Medicare supplement and other health	.6	.7
Total	70.1	65.1
Total collected premiums from segments	$896.3	$808.0

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	March 31,
	2016	2015
Bankers Life:
Medicare supplement	$16.4	$17.7
Long-term care	6.1	5.3
Supplemental health	1.5	2.0
Life	22.4	26.4
Annuity	13.9	10.2
Total	60.3	61.6
Washington National:
Supplemental health	22.0	21.4
Life	1.4	1.2
Total	23.4	22.6
Colonial Penn:
Life	24.1	21.1
Total	24.1	21.1
Total new annualized premiums	$107.8	$105.3

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CNO Financial (11)
April 27, 2016

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	March 31,
	2016	2015
Bankers Life:
Medicare Supplement:
Earned premium	$193 million	$193 million
Benefit ratio (8)	71.1%	67.4%
Long-Term Care:
Earned premium	$118 million	$123 million
Benefit ratio (8)	132.9%	137.8%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	75.3%	83.0%
Washington National:
Medicare Supplement:
Earned premium	$16 million	$19 million
Benefit ratio (8)	65.1%	63.2%
Supplemental health:
Earned premium	$139 million	$133 million
Benefit ratio (8)	81.2%	82.4%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	57.7%	57.6%

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CNO Financial (12)
April 27, 2016

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) fair value changes related to the agent deferred compensation plan, net of taxes, (iv) loss on extinguishment of debt, net of taxes; (v) changes in the valuation allowance for deferred tax assets; and (vi) other non-operating items consisting primarily of equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the table on page 2. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes related to the agent deferred compensation plan, loss on extinguishment of debt, other non-operating items, corporate interest expense and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the table on page 2.

(4)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $23.60 and $22.49 at March 31, 2016 and December 31, 2015, respectively.

(5)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 17.7% and 18.0% at March 31, 2016 and December 31, 2015, respectively.

(6)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(7)
Adjustments between insurance policy benefits allocated to new and in-force business in the Washington National segment were made to 2015 reported amounts to conform to our current method. This change had no impact on total insurance policy benefits.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

CNO Financial (13)
April 27, 2016

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners; (xx) customer response to new products, distribution channels and marketing initiatives; (xxi) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiv) availability and effectiveness of reinsurance arrangements, as well as any defaults or failure of reinsurers to perform; (xxv) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxvi) the growth rate of sales, collected premiums, annuity deposits and assets; (xxvii) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxviii) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxix) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxx) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward looking statements.

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

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